Exhibit 3.1

CERTIFICATE OF AMENDMENT TO
ARTICLES OF INCORPORATION OF
AMERICAN EDUCATION CENTER, INC.

November 6, 2018

American Education Center, Inc. a Nevada corporation (the “Corporation”), does hereby certify:

First: The Board of Directors of the Corporation (the “Board”), with the written consent of the holders of a majority of the shares of common stock of the Corporation (“Common Stock”) issued and outstanding and preferred stock of the Corporation (“Preferred Stock”) issued and outstanding, voting together as a single class, and acting by Unanimous Written Consent in accordance with Section 78.315 of the Nevada Revised Statutes of the State of Nevada, adopted a resolution authorizing the Corporation to (i) increase the number of shares of the authorized Common Stock from 180,000,000 to 450,000,000 and the number of shares of the authorized Preferred Stock from 20,000,000 to 50,000,000, and (ii) file this Certificate of Amendment. Article IV of the Articles of Incorporation of the Corporation is hereby amended to include the following:

“On November 6, 2018, the Corporation’s Board of Directors, with the written consent of the holders of a majority of the shares of Common Stock and Preferred Stock issued and outstanding, voting together as a single class, approved an increase of the authorized Common Stock and Preferred Stock to be effective as of November 6, 2018, whereby the Corporation increases the number of shares of the authorized Common Stock from 180,000,000 to 450,000,000 and the number of shares of the authorized Preferred Stock from 20,000,000 to 50,000,000. The par value of Common Stock remains $0.001 per share and the par value of Preferred Stock remains $0.001 per share.”

Second: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 78.390 of the Nevada Revised Statutes.

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IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by the undersigned as of the date first above written.

/s/ Max Chen
Max Chen Chief Executive Officer